Criteo Comments on Letter from Petrus Advisers

NEW YORK – February 23, 2024–Criteo S.A. (NASDAQ: CRTO) (“Criteo” or the “Company”), the commerce media company, today issued the following statement in response to the recent letter made public by Petrus Advisers:

Criteo’s Board and management team maintain a regular dialogue with our shareholders and value constructive input toward the shared goal of enhancing shareholder value. While we do not comment on discussions with specific shareholders, it is important to note that members of Criteo’s management team and Board have held a number of discussions with Petrus Advisers over the past three years. We are carefully reviewing their letter and hope to continue to engage constructively with them.
Our Board and management team are laser focused on executing Criteo’s strategy and have a proven track record of taking decisive action to drive near- and long-term, sustainable value for shareholders:

a.We are seeing strong results from our strategy to be the AdTech partner of choice for Commerce Media; Criteo achieved double-digit growth in 2023 for the second consecutive year.
b.In 2023, we achieved the historic milestone of crossing $1 billion in Contribution ex-TAC for the first time in Criteo’s history, with more than 50% coming from non-Retargeting solutions. We also achieved adjusted EBITDA of 30%, including over $70 million of annualized savings.
c.We are increasing our leading market share in Retail Media, having surpassed $200 million in annual revenue.
d.In Q4 of 2023, we delivered record top line with organic growth acceleration.
e.We are disciplined in our approach to capital allocation to drive value, which includes returning capital to shareholders through share buybacks. Having completed over $125 million in share repurchases in 2023, the Board approved an additional $150 million to be added to our existing share repurchase authorization. As previously communicated, we have accelerated our share buyback in Q1 2024 under a new 10b5-1 plan.
f.Our Board comprises eight highly qualified and diverse directors, seven of whom are independent, and we continuously review the composition of our Board to ensure alignment with our plan, including the appointment last year of Frederik van der Kooi, who brings extensive experience in building and scaling profitable global advertising businesses.

We look forward to an ongoing dialogue with all shareholders as we continue to advance our value creation strategy.

Evercore is serving as financial advisor to Criteo and Skadden, Arps, Slate, Meagher & Flom LLP is serving as its legal counsel.

About Criteo

Criteo (NASDAQ: CRTO) is the global commerce media company that enables marketers and media owners to drive better commerce outcomes. Its industry leading Commerce Media Platform connects thousands of marketers and media owners to deliver richer consumer experiences from product discovery to purchase. By powering trusted and impactful advertising, Criteo supports an open internet that encourages discovery, innovation, and choice. For more information, please visit www.criteo.com.

Contacts

Criteo Investor Relations
Melanie Dambre, m.dambre@criteo.com

Criteo Public Relations
Jessica Meyers, j.meyers@criteo.com

OR

Camilla Scassellati-Sforzolini, Warren Rizzi
FGS Global
Criteo@FGSGlobal.com